Filed pursuant to Rule 424(b)(2). File Number 333-134206. A filing fee of $1,605, calculated in accordance with Rule 456(b) and Rule 457(r), has been transmitted to the SEC in connection with $250,000,000 of 6.25% Notes due 2016 and $150,000,000 of 6.875% Notes due 2036, the securities offered from Registration Statement No. 333-134206 by means of this prospectus supplement. This amount is equal to the fee of $42,800 for the combined $400 million offering, less the amount of $41,195 that is being offset pursuant to Rule 457(p) for fees previously paid pursuant to Registration Statement No. 333-121512. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-134206.
PROSPECTUS SUPPLEMENT (To Prospectus Dated June 28, 2006)
Arizona Public Service Company
$250,000,000 6.25% Notes due 2016
$150,000,000 6.875% Notes due 2036
         This is an offering by Arizona Public Service Company of $250,000,000 of its 6.25% Notes due 2016, referred to in this prospectus supplement as the “notes due 2016,” and $150,000,000 of its 6.875% Notes due 2036, referred to in this prospectus supplement as the “notes due 2036” and, together with the notes due 2016, the “notes.” Interest on each series of notes is payable on February 1 and August 1 of each year, beginning on February 1, 2007. The notes due 2016 will mature on August 1, 2016 and the notes due 2036 will mature on August 1, 2036. We may redeem some or all of each series of notes at any time at the applicable make-whole redemption price for such series described under the caption “Description of the Notes – Redemption.” Neither series of notes has sinking fund provisions. We do not intend to list the notes on any securities exchange or quotation system.
         The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.
         Investing in the notes involves risk. See “Risk Factors” on page S-4 of this prospectus supplement.

	Per Note	Total Notes	Per Note	Total Notes
	due 2016	due 2016	due 2036	due 2036

Initial public offering price(1)	99.458%	$248,645,000	99.849%	$149,773,500
Underwriting discount	0.650%	$1,625,000	0.875%	$1,312,500
Proceeds, before expenses, to Arizona Public Service Company	98.808%	$247,020,000	98.974%	$148,461,000
         (1)                     Plus accrued interest, if any, from August 3, 2006, if settlement occurs after that date.
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
         The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about August 3, 2006.
Joint Book-running Managers

Citigroup	JPMorgan
Co-Managers
Barclays Capital

Credit Suisse

KeyBanc Capital Markets

Lehman Brothers
Wells Fargo Securities
The date of this prospectus supplement is July 31, 2006.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.
     This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which will not apply to the notes. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
     The accompanying prospectus also contains information about Pinnacle West Capital Corporation and its securities, which does not apply to the notes. We are a wholly-owned subsidiary of Pinnacle West Capital Corporation. The notes are solely obligations of us and not of Pinnacle West Capital Corporation. Pinnacle West Capital Corporation is not guaranteeing or providing any credit support for the notes.

SELECTED INFORMATION
     The following material is qualified in its entirety by reference to the detailed information and financial statements included or incorporated by reference in this prospectus supplement.
The Company
     We were incorporated in 1920 under the laws of Arizona and are a wholly-owned subsidiary of Pinnacle West Capital Corporation (“Pinnacle West”). We are a vertically-integrated electric utility that provides retail and wholesale electric service to most of the State of Arizona, with the major exceptions of about one-half of the Phoenix metropolitan area, the Tucson metropolitan area and Mohave County in northwestern Arizona. Through our marketing and trading division, we generate, sell and deliver electricity to wholesale customers in the western United States. We do not distribute any products. We currently have approximately 1,000,000 customers. Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004, and our telephone number is 602-250-1000.
The Offering

Securities Offered	$250,000,000 of 6.25% Notes due 2016.
$150,000,000 of 6.875% Notes due 2036.

Maturity	August 1, 2016 for the notes due 2016.
August 1, 2036 for the notes due 2036.

Interest Rate	6.25% per annum for the notes due 2016.
6.875% per annum for the notes due 2036.

Interest Payment Dates	February 1 and August 1 of each year, beginning February 1, 2007 for each of the notes due 2016 and the notes due 2036.

Use of Proceeds	To repay outstanding commercial paper balances, to pay at maturity approximately $84 million of our 6.75% Senior Notes due November 15, 2006, to fund our construction program and for other general corporate purposes. A portion of the proceeds may also be used to pay any liability determined to be payable as a result of the review by the Internal Revenue Service of a tax refund we received in 2002. See “Use of Proceeds.”

Optional Redemption	All or a portion of the notes of either series may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of 100% of the principal amount of the notes of such series being redeemed on the redemption date or the applicable make-whole price for such series described under “Description of the Notes — Redemption” below, plus, in each case, accrued and unpaid interest thereon to the redemption date.

Ranking	Each series of notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding. As of June 30, 2006, on a pro forma basis after giving effect to the issuance of the notes and the application of the net proceeds therefrom, we would have had approximately $2.9 billion aggregate principal amount of unsecured senior indebtedness outstanding.

Form of Notes	The notes of each series will be represented by one or more global securities held in the name of The Depository Trust Company (“DTC”) in a minimum denomination of $1,000 and any integral multiple thereof.

Trustee	JPMorgan Chase Bank, N.A. See “Description of the Notes — Regarding the Trustee.”

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before you decide to invest in the notes.
Financial Data (thousands of dollars):

	Six Months Ended		Year Ended
	June 30,		December 31,
	2006 (1)	2005	2005	2004	2003
Electric Operating Revenues	$1,195,719	$1,030,049	$2,270,793	$2,197,121	$2,104,931

Net Income (2)	$88,236	$91,043	$170,479	$199,627	$180,937

Capitalization Data
(thousands of dollars):

	As of		As Adjusted (3)
	June 30, 2006 (1)	Amount	Percentage
Long-term Debt (including current maturities)	$2,564,043	$2,880,043	48.5%
Short-term Debt	117,558	—	—
Common Stock Equity	3,056,843	3,056,843	51.5

Total Capitalization	$5,738,444	5,936,886	$100.0%

(1)	Financial information as of June 30, 2006 is unaudited but, in the judgment of our management, contains all necessary adjustments for a fair presentation of our financial position on such date and the results of operations for such period.

(2)	During the six months ended June 30, 2006, unplanned outages and reduced power operations at the Palo Verde Nuclear Generating Station (“Palo Verde”) resulted in fuel and purchased power cost deferrals of approximately $70 million under our power supply adjustor (“PSA”). These deferrals, as well as $45 million of PSA deferrals related to 2005 unplanned Palo Verde outages, are the subject of Arizona Corporation Commission (“ACC”) prudence reviews. Total PSA deferrals at June 30, 2006 were $175 million.

(3)	Adjusted for the issuance of the notes and the application of the net proceeds therefrom. See “Use of Proceeds.”

RISK FACTORS
     See the discussion of risk factors contained in Part I, Item 1A, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 Form 10-K”) and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about certain risks relating to our business and an investment in the notes.
     Before investing in the notes, you should carefully consider the discussion of such risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the heading “Forward-Looking Statements” below. Although we have tried to discuss key factors in such risk factors and other information, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
FORWARD-LOOKING STATEMENTS
     The forward-looking statements disclaimer set forth below supersedes any similarly entitled forward-looking statements disclaimer contained in the accompanying prospectus.
     This prospectus supplement, the accompanying prospectus and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the safe harbor of the Private Securities Litigation Reform Act of 1995. This prospectus supplement contains forward-looking statements based on current expectations, and we do not assume any obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. In addition to the Risk Factors described in Part I, Item 1A, of the 2005
Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, these factors include, but are not limited to:
•	state and federal regulatory and legislative decisions and actions, including the outcome and timing of our retail rate proceedings pending before the ACC;

•	the timely recovery of deferrals under our power supply adjustor;

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory, legislative and judicial proceedings, both current and future, relating to the restructuring;

•	market prices for electricity and natural gas;

•	power plant performance and outages;

•	transmission outages and constraints;

•	weather variations affecting local and regional customer energy usage;

•	customer growth and energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile fuel and purchased power costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;
•	the cost of debt and equity capital and access to capital markets;

•	current credit ratings remaining in effect for any given period of time;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America and the interpretation of those principles;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to Pinnacle West’s pension plan and APS’ nuclear decommissioning trust funds, as well as the reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.
USE OF PROCEEDS
     We will use the net proceeds from the sale of the notes, along with cash on hand, to repay outstanding commercial paper balances, to pay at maturity approximately $84 million of our 6.75% Senior Notes due November 15, 2006, to fund our construction program and for other general corporate purposes. A portion of the proceeds may also be used to pay any liability determined to be payable as a result of the review by the Internal Revenue Service of a tax refund we received in 2002. See Note 4 of Notes to Consolidated Financial Statements in our 2005
Form 10-K. Until we use the proceeds for these purposes, we will temporarily invest the proceeds in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, institutional money market mutual funds, auction rate securities or other tax exempt securities or deposit the proceeds with banks.
RATIOS OF EARNINGS TO FIXED CHARGES
     The following table sets forth the historical ratio of our earnings to fixed charges for each of the indicated periods:

Six Months
Ended	Year Ended
June 30,	December 31,
2006	2005	2004	2003	2002	2001
2.44	2.50	2.76	2.47	2.93	3.77
     For the purposes of computing our ratios of earnings to fixed charges, earnings are divided by fixed charges. “Earnings” represent the aggregate of income (loss) from continuing operations before income taxes and fixed charges. “Fixed charges” represent interest expense, the amortization of debt discount and the interest portion of rentals.

DESCRIPTION OF THE NOTES
     Each series of notes will be issued as a separate series of debt securities under the indenture dated as of January 15, 1998, between us and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee. The following description of specific terms of each series of notes supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus under “Description of APS Debt Securities.” Because this is a summary, it does not contain all the information that may be important to you. Capitalized terms used but not defined in this section have the meanings assigned to those terms in the accompanying prospectus.
General
     The specific financial and legal terms of the notes due 2016 and the notes due 2036 are set forth below:
•	Title: 6.25% Notes due 2016 and 6.875% Notes due 2036.

•	Total principal amount being issued: $250,000,000 of the notes due 2016 and $150,000,000 of the notes due 2036.

•	Due date for principal: August 1, 2016 for the notes due 2016 and August 1, 2036 for the notes due 2036.

•	Interest rate: 6.25% per annum for the notes due 2016 and 6.875% per annum for the notes due 2036.

•	Date interest starts accruing: August 3, 2006 for each of the notes due 2016 and the notes due 2036.

•	Interest payment dates: February 1 and August 1 of each year for each of the notes due 2016 and the notes due 2036.

•	First interest payment date: February 1, 2007 for each of the notes due 2016 and the notes due 2036.

•	Regular record dates for interest payment dates: January 15 for the February 1 interest payment date and July 15 for the August 1 interest payment date for each of the notes due 2016 and the notes due 2036.

•	Computation of interest: on the basis of a 360-day year of twelve 30-day months for each of the notes due 2016 and the notes due 2036.

•	Form of notes: Each series of notes will be represented by one or more global securities. We will deposit each global security with or on behalf of The Depository Trust Company (“DTC”). See “Description of APS Debt Securities-Global Securities” in the accompanying prospectus. We may allow exchange of each global security for registered notes of the applicable series and transfer of each global security to a person other than DTC in additional circumstances that we agree to other than those described under that heading.

•	Sinking fund: Neither series of notes will be subject to any sinking fund.
     Each series of notes will constitute a separate series of our unsecured senior debt securities under the indenture relating to the notes. Each series of notes will rank equally with all of our existing and future senior unsecured debt and senior to all of our existing and future subordinated debt and will be effectively subordinated to any secured debt we may issue in the future. As of June 30, 2006, we had approximately

$1.7 million of outstanding secured debt. The prospectus that accompanies this prospectus supplement describes our debt securities under “Description of APS Debt Securities.”
     As of June 30, 2006, we had approximately $2.7 billion of senior debt outstanding, of which approximately $1.8 billion was outstanding under the indenture relating to the notes offered hereby.
Additional Notes
     We may from time to time, without notice to, or the consent of, the then existing registered holders of either series of notes, create and issue additional notes equal in rank and having the same maturity, payment terms, redemption features, and other terms as the related series of notes offered by this prospectus supplement, except for the payment of interest accruing prior to the issue date of the additional notes and (under some circumstances) for the first payment of interest following the issue date of the additional notes. These additional notes may be consolidated and form a single series with the related series of the notes offered by this prospectus supplement.
Redemption
     All or a portion of the notes of either series may be redeemed at our option at any time or from time to time. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:
•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below), plus 25 basis points in the case of the notes due 2016 and 30 basis points in the case of the notes due 2036, as determined by a Reference Treasury Dealer (as defined below) appointed by us for such purpose;
plus, in each case, accrued and unpaid interest on the notes being redeemed to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the related indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. However, we will not know the exact redemption price until three business days before the redemption date. Therefore, the notice of redemption will only describe how the redemption price will be calculated. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
     “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the U.S. Treasury security selected by a Reference Treasury Dealer appointed by us for such purpose as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     “Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by the trustee under the indenture relating to the notes after consultation with us.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the indenture relating to the notes, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
Defeasance
     The provisions described in the accompanying prospectus under the caption “Description of APS Debt Securities — Defeasance and Covenant Defeasance” are applicable to the notes.
Regarding the Trustee
     JPMorgan Chase Bank, N.A. is the trustee under the indenture relating to the notes. We and our affiliates maintain normal commercial and banking relationships with JPMorgan Chase Bank, N.A. In addition, an affiliate of JPMorgan Chase Bank, N.A. is the owner participant under a trust to which we sold and leased back a portion of Palo Verde Unit 2. In the future, JPMorgan Chase Bank, N.A. and its affiliates may provide banking, investment and other services to us and our affiliates.
     JPMorgan Chase Bank, N.A. has advised us that its parent, JPMorgan Chase & Co. (“JPMorgan”) has entered into an agreement with The Bank of New York Company, Inc. (“BNY”) pursuant to which JPMorgan intends to exchange portions of its corporate trust business, including municipal and corporate trusteeships, for BNY’s consumer, small business and middle market banking businesses. This transaction has been approved by both companies’ boards of directors and is subject to regulatory approvals. It is expected to close in the late third quarter or fourth quarter of 2006. JPMorgan Chase Bank, N.A. has also advised us that it anticipates that once this transaction closes, an affiliate of BNY will become the trustee under the indenture.

UNDERWRITING
     Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers and as representatives of the underwriters named below.
     Subject to the terms and conditions stated in the underwriting agreement and terms agreement dated the date of this prospectus supplement, each underwriter named below has agreed to severally purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name below:

Underwriters	Principal Amount of	Principal Amount of
	Notes due 2016	Notes due 2036

Citigroup Global Markets Inc.	$75,000,000	$45,000,000
J.P. Morgan Securities Inc.	75,000,000	45,000,000
Barclays Capital Inc.	20,000,000	12,000,000
Credit Suisse Securities (USA) LLC	20,000,000	12,000,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	20,000,000	12,000,000
Lehman Brothers Inc.	20,000,000	12,000,000
Wells Fargo Securities, LLC	20,000,000	12,000,000

Total	$250,000,000	$150,000,000

     The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are several and not joint and are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.
     The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes due 2016, in the case of the notes due 2016, and not to exceed 0.500% of the principal amount of the notes due 2036, in the case of the notes due 2036. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes due 2016, in the case of the notes due 2016, and not to exceed 0.250% of the principal amount of the notes due 2036, in the case of the notes due 2036, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.
     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes of each series).

Paid by Arizona Public
Service Company
Per Note due 2016	0.650%
Per Note due 2036	0.875%
     The notes of each series are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to be quoted on any quotation system. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.
     In order to facilitate this offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes of either series in excess of the principal amount of notes of such series to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes of either series in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.
     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the managing underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.
     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
     We estimate that our total expenses (excluding underwriting commissions) of this offering will be approximately $415,000.
     The underwriters and/or their affiliates have performed various investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, N.A., the trustee under the indenture.
     A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.
     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
EXPERTS
     The financial statements and the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Arizona Public Service Company’s Annual Report on
Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL OPINIONS
     The validity of the notes offered hereby will be passed upon for Arizona Public Service Company by Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004 and, as to matters relating to New York law, by Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036. Certain legal matters with respect to the offering of the notes will be passed on for the underwriters by

Pillsbury Winthrop Shaw Pittman LLP. In giving their opinions, Pillsbury Winthrop Shaw Pittman LLP and Snell & Wilmer L.L.P. may rely as to matters of New Mexico law upon the opinion of Keleher & McLeod, P.A., Albuquerque Plaza, 201 Third NW, 12th Floor, Albuquerque, New Mexico 87102. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop Shaw Pittman LLP. Pillsbury Winthrop Shaw Pittman LLP may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
     We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site: http:www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at Judiciary Plaza, 100 F Street, N.E., Washington D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available on Pinnacle West’s web site at http://www.pinnaclewest.com. The other information on Pinnacle West’s web site is not part of this prospectus supplement or the accompanying prospectus.
Incorporation by Reference
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, excluding, in each case, information deemed furnished and not filed, until all of the notes offered by this prospectus supplement are sold.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006; and

•	Current Reports on Form 8-K filed on January 5, January 9, January 10, January 26, February 1, February 3, February 24, March 7, March 27, April 21, April 24, May 3, May 4 and May 31, 2006.
     You may request a copy of these filings and will receive a copy of these filings, at no cost to you, by writing or telephoning us at the following address:
Arizona Public Service Company
Office of the Secretary
Station 9046
P.O. Box 53999
Phoenix, Arizona 85072-3999
(602) 250-3252

Prospectus
PINNACLE WEST CAPITAL CORPORATION

Debt Securities
Preferred Stock
Common Stock
ARIZONA PUBLIC SERVICE COMPANY

Debt Securities
     We may offer and sell these securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.
     Each time we sell these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities, including the plan of distribution for the securities. You should carefully read this prospectus and any supplement, as well as the documents incorporated by reference in this prospectus, before you invest in any of these securities.
     See “Risk Factors” on page 3 of this prospectus to read about where we will describe certain factors you should consider in making an investment decision.
     Our principal executive offices are located at 400 North Fifth Street, Phoenix, AZ 85004. Our telephone number is (602) 250-1000.
     Pinnacle West’s common stock is listed on the New York Stock Exchange under the symbol “PNW.” Unless otherwise indicated in a supplement to this prospectus, the other securities offered hereby will not be listed on a national securities exchange or on the Nasdaq Stock Market.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     We may offer and sell these securities directly to purchasers, through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is June 28, 2006

RISK FACTORS
     We include a discussion of risk factors relating to our business and an investment in our securities in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed from time to time by us with the Securities and Exchange Commission (the “SEC”). These reports are incorporated by reference in this prospectus. See “Where You Can Find More Information.” Additional risks related to our securities may be described in a prospectus supplement. Before purchasing our securities, you should carefully consider the risk factors we describe in those reports and in a prospectus supplement. Although we try to discuss key risks in those risk factor descriptions, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.
ABOUT THIS PROSPECTUS
     This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. In this prospectus we may refer to the debt securities, preferred stock and common stock that may be offered by Pinnacle West Capital Corporation (“Pinnacle West”) and the debt securities that may be offered by Arizona Public Service Company (“APS”) collectively as the “securities.”
     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement and, if applicable, a pricing supplement. The prospectus supplement and any applicable pricing supplement will describe the specific terms of the securities being offered. The prospectus supplement and any applicable pricing supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and in any supplement, you should rely on the information in the supplement. In addition, the registration statement we filed with the SEC includes exhibits that provide more details about the securities.
     You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information.” We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
     You should assume that the information appearing in this prospectus and any supplement to this prospectus is accurate only as of the dates on their covers and that information incorporated by reference is accurate only as of the date of the report that is incorporated, unless, in either case, the information is given as of another specific date. Our business, financial condition, results of operations, and prospects may have changed since those dates.
FORWARD-LOOKING STATEMENTS
     This prospectus, any accompanying prospectus supplement, and the information contained or incorporated by reference in this prospectus may contain forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from results or outcomes currently expected or sought by us. In addition to the Risk Factors described above, these factors include, but are not limited to:
•	state and federal regulatory and legislative decisions and actions, including the outcome and timing of APS’ retail rate proceedings pending before the Arizona Corporation Commission;

•	the timely recovery of deferrals under APS’ power supply adjustor;

•	the ongoing restructuring of the electric industry, including the introduction of retail electric competition in Arizona and decisions impacting wholesale competition;

•	the outcome of regulatory, legislative and judicial proceedings, both current and future, relating to the restructuring;

•	market prices for electricity and natural gas;

•	power plant performance and outages;

•	transmission outages and constraints;

•	weather variations affecting local and regional customer energy usage;

•	customer growth and energy usage;

•	regional economic and market conditions, including the results of litigation and other proceedings resulting from the California energy situation, volatile fuel and purchased power costs and the completion of generation and transmission construction in the region, which could affect customer growth and the cost of power supplies;

•	the cost of debt and equity capital and access to capital markets;

•	current credit ratings remaining in effect for any given period of time;

•	our ability to compete successfully outside traditional regulated markets (including the wholesale market);

•	the performance of our marketing and trading activities due to volatile market liquidity and any deteriorating counterparty credit and the use of derivative contracts in our business (including the interpretation of the subjective and complex accounting rules related to these contracts);

•	changes in accounting principles generally accepted in the United States of America and the interpretation of those principles;

•	the performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to Pinnacle West’s pension plan and APS’ nuclear decommissioning trust funds, as well as the reported costs of providing pension and other postretirement benefits;

•	technological developments in the electric industry;

•	the strength of the real estate market in the market areas of Pinnacle West’s subsidiary, SunCor Development Company (“SunCor”), which include Arizona, Idaho, New Mexico and Utah; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
     We file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports and other information concerning Pinnacle West can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com. The other information on our web site is not part of this prospectus or any prospectus supplement.
Incorporation by Reference
     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or

15(d) of the Securities Exchange Act of 1934 (SEC file No. 1-8962 for Pinnacle West and No. 1-4473 for APS) prior to the termination of this offering, excluding, in each case, information deemed furnished and not filed.
Pinnacle West Capital Corporation:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

•	Current Reports on Form 8-K filed on January 5, 2006, January 9, 2006, January 10, 2006, January 26, 2006, February 1, 2006, February 3, 2006, February 24, 2006, March 2, 2006, March 7, 2006, March 27, 2006, April 21, 2006, April 24, 2006, May 3, 2006, May 4, 2006, May 19, 2006 and May 31, 2006; and

•	The description of Pinnacle West’s common stock contained in the registration statement on Form 8-B filed with the SEC on July 25, 1985, and any amendment or report which we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including Pinnacle West’s Current Report on Form 8-K filed with the SEC on April 19, 1999 and Exhibit 4.1 to Pinnacle West’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002.
Arizona Public Service Company:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006; and

•	Current Reports on Form 8-K filed January 5, 2006, January 9, 2006, January 10, 2006, January 26, 2006, February 1, 2006, February 3, 2006, February 24, 2006, March 7, 2006, March 27, 2006, April 21, 2006, April 24, 2006, May 3, 2006, May 4, 2006 and May 31, 2006.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Pinnacle West Capital Corporation	Arizona Public Service Company
Office of the Secretary	Office of the Secretary
Station 9068	Station 9068
P.O. Box 53999	P.O. Box 53999
Phoenix, Arizona 85072-3999	Phoenix, Arizona 85072-3999
(602) 250-3252	(602) 250-3252
THE COMPANIES
     Pinnacle West was incorporated in 1985 under the laws of the State of Arizona and owns all of the outstanding equity securities of APS, its major subsidiary. APS is a vertically-integrated electric utility that provides retail and wholesale electric service to most of the state of Arizona, with the major exceptions of about one-half of the Phoenix metropolitan area, the Tucson metropolitan area and Mohave County in northwestern Arizona. Pinnacle West’s other significant subsidiaries are SunCor, which is engaged in real estate development and investment activities, and APS Energy Services, which provides competitive energy services and products in the western United States.
     The principal executive offices of Pinnacle West and APS are located at 400 North Fifth Street, Phoenix, Arizona 85004, and the telephone number is 602-250-1000.

USE OF PROCEEDS
          Each of Pinnacle West and APS intends to use the proceeds from the sale of these securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, the funding of working capital, and acquisitions, and in the case of Pinnacle West, for stock repurchases and/or capital infusions into one or more of its subsidiaries for any of those purposes. The specific use of proceeds from the sale of securities will be set forth in the prospectus supplement relating to each offering of these securities.
GENERAL DESCRIPTION OF THE SECURITIES
          Pinnacle West, directly or through agents, dealers or underwriters that it designates, may offer and sell, from time to time, an indeterminate amount of:
•	its debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	shares of its preferred stock;

•	shares of its common stock; or

•	any combination of these securities.
          APS, directly or through agents, dealers or underwriters that it designates, may offer and sell, from time to time, an indeterminate amount of its debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness.
          Pinnacle West and APS may offer and sell these securities either individually or as units consisting of one or more of these securities, each on terms to be determined at the time of sale. Pinnacle West may issue debt securities and/or shares of preferred stock that are exchangeable for and/or convertible into common stock or any of the other securities that it may sell under this prospectus. When particular securities are offered, a supplement to this prospectus will be delivered with this prospectus, which will describe the terms of the offering and sale of the offered securities.
DESCRIPTION OF PINNACLE WEST DEBT SECURITIES
General
          The following description highlights the general terms of the debt securities that may be offered by Pinnacle West. When we use the terms “we,” “us,” “our,” and like terms in this description, we are referring to Pinnacle West. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which any of these general provisions will not apply.
          We can issue an unlimited amount of debt securities under the indentures listed below. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. From time to time, without notice to, or the consent of, the existing holders of any series of debt securities then outstanding, we may create and issue additional debt securities equal in rank and having the same maturity, payment terms, redemption features, and other terms as the debt securities of such series, except for payment of interest accruing prior to the issue date of the additional debt securities and (under some circumstances) for the first payment of interest following the issue date of the additional debt securities. The additional debt securities may be consolidated and form a single series with previously issued debt securities of the affected series.

          The debt securities of each series will be our direct, unsecured obligations. The debt securities may be issued in one or more new series under:
•	an Indenture, dated as of December 1, 2000, between The Bank of New York and us, as amended from time to time, in the case of senior debt securities; or

•	an Indenture, dated as of December 1, 2000, as amended from time to time, between The Bank of New York and us, in the case of subordinated debt securities.
          Because we are structured as a holding company, all existing and future indebtedness and other liabilities of our subsidiaries will be effectively senior in right of payment to our debt securities, whether senior debt securities or subordinated debt securities. Neither of the above Indentures limits our ability or the ability of our subsidiaries to incur additional indebtedness in the future. The assets and cash flows of our subsidiaries will be available, in the first instance, to service their own debt and other obligations and our ability to have the benefit of their assets and cash flows, particularly in the case of any insolvency or financial distress affecting our subsidiaries, would arise only through our equity ownership interests in our subsidiaries and only after their creditors had been satisfied.
          We have summarized the material provisions of the Indentures below. We have filed the senior and subordinated Indentures as exhibits to the registration statement. You should read the Indentures in their entirety, including the definitions of certain terms, together with this prospectus and the prospectus supplement before you make any investment decision. Although separate Indentures are used for subordinated debt securities and senior debt securities, references to the “Indenture” and the description of the “Indenture” in this section apply to both Indentures, unless otherwise noted.
          You should refer to the prospectus supplement attached to this prospectus for the following information about a new series of debt securities:
•	title of the debt securities;

•	the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date on which the debt securities mature;

•	the interest rate;

•	when the interest on the debt securities accrues and is payable;

•	the record dates for the payment of interest;

•	places where principal, premium, or interest will be payable;

•	periods within which, and prices at which, we can redeem debt securities at our option;

•	any obligation on our part to redeem or purchase debt securities pursuant to a sinking fund or at the option of the holder;

•	denominations and multiples at which debt securities will be issued if other than $1,000;

•	any index or formula from which the amount of principal or any premium or interest may be determined;

•	any allowance for alternative currencies and determination of value;

•	whether the debt securities are defeasible under the terms of the Indenture;

•	whether we are issuing the debt securities as global securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare the principal amount due and payable if there is any default;

•	any addition to or change in the covenants in the Indenture; and

•	any other terms.
          We may sell the debt securities at a substantial discount below their principal amount. The prospectus supplement may describe special federal income tax considerations that apply to debt securities sold at an original issue discount or to debt securities that are denominated in a currency other than United States dollars.
          Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.
          Other than the protections described in this prospectus and in the prospectus supplement, holders of debt securities would not be protected by the covenants in the Indenture from a highly-leveraged transaction.
Subordination
          The Indenture relating to the subordinated debt securities states that, unless otherwise provided in a supplemental indenture or a board resolution, the debt securities will be subordinate to all senior debt. This is true whether the senior debt is outstanding as of the date of the Indenture or is incurred afterwards. The balance of the information under this heading assumes that a supplemental indenture or a board resolution results in a series of debt securities being subordinated obligations.
          The Indenture states that we cannot make payments of principal, premium, or interest on the subordinated debt if:
•	the principal, premium or interest on senior debt is not paid when due and the applicable grace period for the default has ended and the default has not been cured or waived; or

•	the maturity of any senior debt has been accelerated because of a default.
          The Indenture provides that we must pay all senior debt in full before the holders of the subordinated debt securities may receive or retain any payment if our assets are distributed to our creditors upon any of the following:
•	dissolution;

•	winding-up;

•	liquidation;

•	reorganization, whether voluntary or involuntary;

•	bankruptcy;

•	insolvency;

•	receivership; or

•	any other proceedings.
     The Indenture provides that when all amounts owing on the senior debt are paid in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

          The Indenture defines senior debt as the principal, premium, interest and any other payment due under any of the following, whether outstanding at the date of the Indenture or thereafter incurred, created or assumed:
•	all of our debt evidenced by notes, debentures, bonds, or other securities we sell for money;

•	all debt of others of the kinds described in the preceding bullet point that we assume or guarantee in any manner; and

•	all renewals, extensions, or refundings of debt of the kinds described in either of the two preceding bullet points.
          However, the preceding will not be considered senior debt if the document creating the debt or the assumption or guarantee of the debt states that it is not superior to or that it is on equal footing with the subordinated debt securities.
          The Indenture does not limit the aggregate amount of senior debt that we may issue.
Form, Exchange, and Transfer
          Each series of debt securities will be issuable only in fully registered form and without coupons. In addition, unless otherwise specified in a prospectus supplement, the debt securities will be issued in denominations of $1,000 and multiples of $1,000. We, the trustee, and any of our agents may treat the registered holder of a debt security as the absolute owner for the purpose of making payments, giving notices, and for all other purposes.
          The holders of debt securities may exchange them for any other debt securities of the same series, in authorized denominations and equal principal amount. However, this type of exchange will be subject to the terms of the Indenture and any limitations that apply to global securities.
          A holder may transfer debt securities by presenting the endorsed security at the office of a security registrar or at the office of any transfer agent we designate. The holder will not be charged for any exchange or registration of transfer, but we may require payment to cover any tax or other governmental charge in connection with the transaction. We have appointed the trustee under each Indenture as security registrar. A prospectus supplement will name any transfer agent we designate for any debt securities if different from the security registrar. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts at any time, except that we will maintain a transfer agent in each place of payment for debt securities.
          If the debt securities of any series are to be redeemed in part, we will not be required to do any of the following:
•	issue, register the transfer of, or exchange any debt securities of that series and/or tenor beginning 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, except for an unredeemed portion of a debt security that is being redeemed in part.
Payment and Paying Agents
          Unless otherwise indicated in the applicable prospectus supplement, we will pay interest on a debt security on any interest payment date to the person in whose name the debt security is registered.
          Unless otherwise indicated in the applicable prospectus supplement, the principal, premium, and interest on the debt securities of a particular series will be payable at the office of the paying agents that we may designate. However, we may pay any interest by check mailed to the address, as it appears in the security register, of the person entitled to that interest. Also, unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be our sole paying agent for payments with respect to debt securities of each series. Any other paying agent that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain a paying agent in each place of payment for the debt securities of a particular series.
          All money that we pay to a paying agent for the payment of the principal, premium, or interest on any debt security that remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the debt security may look only to us for payment.
Consolidation, Merger, and Sale of Assets
          Unless otherwise indicated in the applicable prospectus supplement, we may not:
•	consolidate with or merge into any other entity;

•	convey, transfer, or lease our properties and assets substantially as an entirety to any entity; or

•	permit any entity to consolidate with or merge into us or convey, transfer, or lease its properties and assets substantially as an entirety to us, unless the following conditions are met:
•	the successor entity is a corporation, partnership, unincorporated organization or trust, organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met.
          Upon any such merger, consolidation, or transfer or lease of properties, the successor person will be substituted for us under the Indenture, and, thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the debt securities.
Events of Default
          Each of the following will be an event of default under the Indenture with respect to debt securities of any series:
•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to pay any interest on any debt securities of that series when due, and the continuance of that failure for 30 days;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt securities of that series;

•	our failure to perform any of our other covenants in the Indenture relating to that series and the continuance of that failure for 90 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	bankruptcy, insolvency, or reorganization events involving us; and

•	any other event of default for that series described in the applicable prospectus supplement.

          If an event of default occurs and is continuing, other than an event of default relating to bankruptcy, insolvency, or reorganization, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the debt securities of that series to be due and payable immediately. In the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the portion of the principal amount of the debt security specified in the terms of such debt security to be immediately due and payable upon an event of default.
          If an event of default involving bankruptcy, insolvency, or reorganization occurs, the principal amount of all the debt securities of the affected series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.
          The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.
          No holder of a debt security of any series will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:
•	the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered reasonable indemnity, to the trustee to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the request within 60 days after the notice, request, and offer of indemnity.
          The limitations provided above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, or interest on the debt security on or after the applicable due date.
          We are required to furnish to the trustee annually a certificate of various officers stating whether or not we are in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all known defaults.
Modification and Waiver
          In limited cases, we and the trustee may make modifications and amendments to the Indenture without the consent of the holders of any series of debt securities. We and the trustee may also make modifications and amendments to the Indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of the holder of each outstanding debt security affected, no modification or amendment may:
•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of the security;

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or is necessary for waiver of compliance with certain provisions of the Indenture or of certain defaults, or modify the provisions of the Indenture relating to modification and waiver.
          In general, compliance with certain restrictive provisions of the Indenture may be waived by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding debt securities of any series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except:
•	a default in the payment of principal, premium, or interest; and

•	a default under covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series.
          In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date:
•	the principal amount of an outstanding original issue discount security will be the amount of the principal that would be due and payable upon acceleration of the maturity on that date,

•	if the principal amount payable at the stated maturity of a debt security is not determinable, the principal amount of the outstanding debt security will be an amount determined in the manner prescribed for the debt security; and

•	the principal amount of an outstanding debt security denominated in one or more foreign currencies will be the U.S. dollar equivalent of the principal amount of the debt security or, in the case of a debt security described in the previous bullet point above, the amount described in that bullet point.
          If debt securities have been fully defeased or if we have deposited money with the trustee to redeem debt securities, they will not be considered outstanding.
          Except in limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or any other shorter period that we may specify. The period may be shortened or lengthened, but not beyond 180 days.
Defeasance and Covenant Defeasance
          We may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series. The prospectus supplement used in connection with the offering of any debt securities will state whether we can make these elections for that series.
     Defeasance and Discharge
          We will be discharged from all of our obligations with respect to the debt securities of a series if we deposit with the trustee money in an amount sufficient to pay the principal, premium, and interest on the debt securities of that series when due in accordance with the terms of the Indenture and the debt securities. We can also deposit securities that will provide the necessary monies. However, we will not be discharged from the obligations to exchange or register the transfer of debt securities, to replace stolen, lost, or mutilated debt securities, to maintain paying agencies, and to hold moneys for payment in trust. The defeasance or discharge may occur only if we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities:
•	will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge; and

•	will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if the deposit, defeasance, and discharge were not to occur.
     Defeasance of Covenants
          We may elect to omit compliance with restrictive covenants in the Indenture and any additional covenants that may be described in the applicable prospectus supplement for a series of debt securities. This election will preclude some actions from being considered defaults under the Indenture for the applicable series. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of debt securities, funds in an amount sufficient to pay the principal, premium and interest on the debt securities of the applicable series. We may also deposit securities that will provide the necessary monies. We will also be required to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of funds deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on the debt securities on any acceleration resulting from an event of default. In that case, we would remain liable for the additional payments.
Governing Law
          The law of the State of New York will govern the Indenture and the debt securities.
Global Securities
          Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. We will register each global security in the name of a depositary or nominee identified in a prospectus supplement and deposit the global security with the depositary or nominee. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and other matters specified in a supplemental indenture to the Indenture.
          No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary, unless:
•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary;

•	a default has occurred and is continuing with respect to the debt securities represented by the global security; or

•	any other circumstances exist that may be described in the applicable supplemental indenture and prospectus supplement.
          We will register all securities issued in exchange for a global security or any portion of a global security in the names specified by the depositary.
          As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the debt securities that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:
•	be entitled to have the global security or debt securities registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any debt securities for any purpose under the Indenture.
          We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.
          Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as Participants, and to persons that may hold beneficial interests through Participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its Participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the Participant. Likewise, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any Participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to the beneficial interests.
Regarding the Trustee
     The Bank of New York is the trustee under our Indentures relating to the senior debt securities and the subordinated debt securities. It is also trustee of our pension plan and under various indentures covering securities issued by APS or on APS’ behalf. The Bank of New York also acts as transfer agent for our common stock. We and our affiliates maintain normal commercial and banking relationships with The Bank of New York. In the future The Bank of New York and its affiliates may provide banking, investment and other services to us and our affiliates.
DESCRIPTION OF PINNACLE WEST PREFERRED STOCK
          Pinnacle West may issue, from time to time, shares of one or more series of its preferred stock. When we use the terms “we,” “us,” “our,” and like terms in this description, we are referring to Pinnacle West. The following description sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. The particular terms of any series of preferred stock and the extent, if any, to which these general provisions may apply to the series of preferred stock offered will be described in the prospectus supplement relating to that preferred stock.

          The following summary of provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of our articles of incorporation, bylaws, and the amendment to our articles relating to a specific series of the preferred stock (the “statement of preferred stock designations”), which will be in the form filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part. Before investing in any series of our preferred stock, you should read our articles, bylaws and the relevant statement of preferred stock designations.
General
          Under our articles of incorporation, we have the authority to issue up to 10,000,000 shares of preferred stock. As of June 28, 2006, no shares of preferred stock were outstanding. 4,400,000 shares of preferred stock are reserved for issuance under our shareholders rights plan. See “Description of Pinnacle West Common Stock—Certain Anti-takeover Effects—Shareholder Rights Plan.” Our Board of Directors is authorized to issue shares of preferred stock, in one or more series, and to fix for each series voting powers and those preferences and relative, participating, optional or other special rights and those qualifications, limitations or restrictions as are permitted by the Arizona Business Corporation Act (the “ABCA”). For a description of provisions in our articles and bylaws or under Arizona law that could delay, defer or prevent a change in control, see “Description of Pinnacle West Common Stock – Certain Anti-takeover Effects.”
          Our Board of Directors is authorized to determine the terms for each series of preferred stock, and the prospectus supplement will describe the terms of any series of preferred stock being offered, including:
•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock;

•	the dividend periods (or the method of calculation thereof);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

•	whether and on what terms the shares of the series will be subject to redemption or repurchase at our option or at the option of the holders thereof;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	any special United States federal income tax considerations applicable to the series; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.
Dividends
          Holders of shares of preferred stock shall be entitled to receive, when and as declared by our Board of Directors out of our funds legally available therefor, a cash dividend payable at the dates and at the rates, if any, per share as set forth in the applicable prospectus supplement.

Convertibility
          No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable prospectus supplement.
Redemption and Sinking Fund
          No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.
Liquidation Rights
          Unless otherwise set forth in the applicable prospectus supplement, in the event of our liquidation, dissolution or winding up, the holders of shares of each series of preferred stock are entitled to receive distributions out of our assets available for distribution to shareholders, before any distribution of assets is made to holders of (i) any other shares of preferred stock ranking junior to that series of preferred stock as to rights upon liquidation and (ii) shares of common stock. The amount of liquidating distributions received by holders of preferred stock will generally equal the liquidation preference specified in the applicable prospectus supplement for that series of preferred stock, plus any dividends accrued and accumulated but unpaid to the date of final distribution. The holders of each series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any shares of our capital stock ranking senior to that series of the preferred stock as to the rights upon liquidation shall have been paid or set aside for payment in full.
          If upon our liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock, and any other preferred stock ranking as to any distribution on a parity with the preferred stock are not paid in full, then the holders of the preferred stock and the other parity preferred stock will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets. Neither a consolidation or merger of us with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of us.
Voting Rights
          The holders of each series of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series of preferred stock, grant voting rights to the holders of that series, including rights to elect additional board members if we fail to pay dividends in a timely fashion.
          Arizona law provides for certain voting rights for holders of a class of stock, even if the stock does not have other voting rights. Thus, the holders of all shares of a class, would be entitled to vote on any amendment to our articles of incorporation that would:
•	increase or decrease the aggregate number of authorized shares of the class;

•	effect an exchange or reclassification of all or part of the shares of the class into shares of another class;

•	effect an exchange or reclassification, or create the right of exchange of all or part of the shares of another class into shares of the class;

•	change the designations, rights, obligations, preferences, or limitations of all or part of the shares of the class;

•	change the shares of all or part of the class into a different number of shares of the same class;

•	create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	increase rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class;

•	limit or deny an existing preemptive right of all or part of the class; and

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.
          If the proposed amendment would affect a series of the class, but not the entire class, in one or more of the ways described in the bullets above, then the shares of the affected series will have the right to vote on the amendment as a separate voting group. However, if a proposed amendment that would entitle two or more series of the class to vote as separate voting groups would affect those series in the same or a substantially similar way, the shares of all the series so affected must vote together as a single voting group on the proposed amendment.
          Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or unless the articles or Arizona law would require a different quorum, if an amendment to the articles would allow the preferred stock or one or more series of the preferred stock to vote as voting groups, the vote required by each voting group would be:
•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights for that voting group; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.
        Arizona law may also require that the preferred stock be entitled to vote on certain other extraordinary transactions.
Miscellaneous
          The holders of our preferred stock will have no preemptive rights. All shares of preferred stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us. If we should redeem or otherwise reacquire shares of our preferred stock, then these shares will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions entered into by us. Any material contractual restrictions on dividend payments that exist at the time of the offer of any preferred stock will be described or incorporated by reference in the applicable prospectus supplement.
          When we offer to sell a series of preferred stock, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus.
No Other Rights
          The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, our articles of incorporation or the applicable statement of preferred stock designations or as otherwise required by law.

Transfer Agent and Registrar
          The transfer agent and registrar for each series of preferred stock will be designated in the applicable prospectus supplement.
DESCRIPTION OF PINNACLE WEST COMMON STOCK
          Pinnacle West may issue, from time to time, shares of its common stock, the general terms and provisions of which are summarized below. When we use the terms “we,” “us,” “our,” and like terms in this description, we are referring to Pinnacle West. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of our articles of incorporation, bylaws and the applicable prospectus supplement.
Authorized Shares
          Under our articles of incorporation, we have the authority to issue 150,000,000 shares of common stock.
Dividends
          Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors. The payment of dividends on the common stock will be a business decision to be made by our Board of Directors from time to time based upon results of our operations and our financial condition and any other factors as our Board of Directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. Any material contractual restrictions on dividend payments that exist at the time of the offer of any common stock will be described in the applicable prospectus supplement.
Voting Rights
          Holders of common stock are entitled to one vote per share on all matters voted on generally by the shareholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power. Arizona law provides for cumulative voting for the election of directors. As a result, any shareholder may cumulate his or her votes by casting them all for any one director nominee or by distributing them among two or more nominees.
Staggered Terms of Directors
          Our Board of Directors is elected in three classes with staggered three-year terms. One class of directors is elected each year for a three-year term. Election of directors with staggered terms lessens the effectiveness of cumulative voting rights by reducing the number of directors who are elected in any given year.
Liquidation Rights
          Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up.
Absence of Other Rights
          Holders of our common stock have no preferential, preemptive, conversion or exchange rights.

Miscellaneous
          All shares of common stock being offered by the applicable prospectus supplement will be fully paid and not liable to further calls or assessment by us.
Transfer Agent and Registrar
          The Bank of New York is the principal transfer agent and registrar for the common stock.
Preferred Stock
          Our Board of Directors has the authority, without any further action by our shareholders, to issue from time to time shares of preferred stock, in one or more series and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof, including voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series. The issuance of preferred stock with voting rights could have an adverse effect on the voting power of holders of common stock by increasing the number of outstanding shares having voting rights. In addition, if our board of directors authorizes preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased up to the authorized amount. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock. Any such issuance could also have the effect of delaying, deterring or preventing a change in control of us and may adversely affect the rights of holders of our common stock. See also “Description of Pinnacle West Preferred Stock” above.
Certain Anti-takeover Effects
          General. Certain provisions of our articles of incorporation, bylaws, and the Arizona Revised Statutes (“ARS”), as well as our shareholder rights plan, may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest, including a transaction that results in a premium over the market price of the common stock. The summary of the provisions of our articles, bylaws, shareholder rights plan, and the ARS set forth below does not purport to be complete and is qualified in its entirety by reference to our articles, bylaws, shareholder rights plan, and the ARS.
          Business Combinations. ARS § 10-2741 through 2743 and Article XII of our bylaws restrict a wide range of transactions (collectively, “business combinations”) between us or, in certain cases, one of our subsidiaries, and an interested shareholder (or any affiliate or associate of the interested shareholder). An “interested shareholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of our outstanding voting power or any of our affiliates or associates who at any time within the prior three years was such a beneficial owner. The statute broadly defines “business combinations” to include, among other things and with certain exceptions:
•	mergers and consolidations with an interested shareholder or an affiliate or associate of the interested shareholder;

•	share exchanges with an interested shareholder or an affiliate or associate of the interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to an interested shareholder or an affiliate or associate of the interested shareholder, representing 10% or more of (i) the aggregate market value of all of our consolidated assets as of the end of the most recent fiscal quarter, (ii) the aggregate market value of all our outstanding shares, or (iii) our consolidated revenues or net income for the four most recent fiscal quarters;

•	the issuance or transfer of shares of stock having an aggregate market value of 5% or more of the aggregate market value of all of our outstanding shares to an interested shareholder or an affiliate or associate of the interested shareholder;

•	the adoption of a plan or proposal for our liquidation or dissolution or reincorporation in another state or jurisdiction pursuant to an agreement or arrangement with an interested shareholder or an affiliate or associate of the interested shareholder;

•	corporate actions, such as stock splits and stock dividends, and other transactions resulting in an increase in the proportionate share of the outstanding shares of any series or class of stock of us or any of our subsidiaries owned by an interested shareholder or an affiliate or associate of the interested shareholder; and

•	the receipt by an interested shareholder or an affiliate or associate of the interested shareholder of the benefit (other than proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through us or any of our subsidiaries.
          The ARS and our bylaws provide that, subject to certain exceptions, we may not engage in a business combination with an interested shareholder (or any affiliate or associate of the interested shareholder) or authorize one of our subsidiaries to do so, for a period of three years after the date on which the interested shareholder first acquired the shares that qualify such person as an interested shareholder (the “share acquisition date”), unless either the business combination or the interested shareholder’s acquisition of shares on the share acquisition date is approved by a committee of our Board of Directors (comprised solely of disinterested directors or other disinterested persons) prior to the interested shareholder’s share acquisition date.
          In addition, after such three-year period, the ARS and our bylaws prohibit us from engaging in any business combination with an interested shareholder (or any affiliate or associate of the interested shareholder), subject to certain exceptions, unless:
•	the business combination or acquisition of shares by the interested shareholder on the share acquisition date was approved by our Board of Directors prior to the share acquisition date;

•	the business combination is approved by holders of a majority of our outstanding shares (excluding shares beneficially owned by the interested shareholder or any affiliate or associate of the interested shareholder) at a meeting called after such three-year period; or

•	the business combination satisfies specified price and other requirements.
          Anti-Greenmail Provisions. ARS § 10-2704 and Article XIII of our bylaws prohibit us from purchasing any shares of our voting stock from any beneficial owner (or group of beneficial owners acting together to acquire, own or vote our shares) of more than 5% of the voting power of our outstanding shares at a price per share in excess of the average closing sale price during the 30 trading days preceding the purchase or if the person or persons have commenced a tender offer or announced an intention to seek control of us, during the 30 trading days prior to the commencement of the tender offer or the making of the announcement, unless
•	the 5% beneficial owner has beneficially owned the shares to be purchased for a period of at least three years;

•	holders of a majority of our voting power (excluding shares held by the 5% beneficial owner or its affiliates or associates or by any of our officers and directors) approve the purchase; or

•	we make the repurchase offer available to all holders of the class or series of securities to be purchased and to all holders of other securities convertible into that class or series.
          Control Share Acquisition Statute. Through a provision in our bylaws, we have opted out of ARS § 10-2721 through 2727, the Arizona statutory provisions regulating control share acquisitions. As a result, potential acquirors are not subject to the limitations imposed by that statute.

          Shareholder Rights Plan. We have adopted a shareholder rights plan under which one preferred share purchase right is attached to each outstanding share of our common stock. The rights become exercisable and will be separated from the common stock on the Distribution Date, as such term is defined in the plan. Generally, subject to specified exceptions, the Distribution Date will occur on the earlier of:
•	10 days following a public announcement that a person or group of affiliated or associated persons (an “acquiring person”) has acquired beneficial ownership of 15% or more of our outstanding common stock, or

•	10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.
          Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Participating Preferred Stock (the “Series A Preferred Stock”) at an exercise price of $130, subject to adjustment under specified circumstances. However, after any person has become an acquiring person (a “Flip-In Event”), upon exercise of the right, the holder will be entitled to receive common stock valued at twice the exercise price of the right. In other words, a rights holder may purchase common stock at a 50% discount. In some circumstances, the holder will receive cash, property or other securities instead of common stock. Upon the occurrence of a Flip-In Event, any rights owned by an acquiring person, its affiliates and associates and certain of its transferees will become null and void.
          In the event that a person becomes an acquiring person, we are then merged, and the common stock is exchanged or converted in the merger, then each right (other than those formerly held by the acquiring person, which became void) would “flip-over” and be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right. In other words, a rights holder may purchase the acquiring company’s common stock at a 50% discount.
          After a Flip-In Event but before a “flip-over” event (as described above) occurs and before an acquiring person becomes the owner of 50% or more of the common stock, the Board may cause the rights (either in whole or in part) to be exchanged for shares of common stock (or fractional interests in Series A Preferred Stock, or equivalent securities, of equal value) at a one-to-one exchange ratio. Rights held by the acquiring person, however, which became void upon the Flip-In Event, would not be entitled to participate in such exchange.
          We may redeem the rights for $0.01 per right at any time prior to the date on which a person becomes an acquiring person. The shareholder rights plan and the rights expire in March 2009, subject to extension.
          For so long as the rights are redeemable, the terms of the rights may be amended or supplemented by the Board of Directors at any time and from time to time without the consent of the holders of the rights. At any time when the rights are not redeemable, the Board of Directors may amend or supplement the terms of the rights, provided that such amendment does not adversely affect the interests of the holders of the rights. In no event may any amendment or supplement be made which changes the redemption price.
     Until a right is exercised, the holder thereof will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends, except as holder of the common stock to which the right is attached.
          For information on the terms of the Series A Preferred Stock, see the certificate of designation for the Series A Preferred Stock, the form of which is attached as Exhibit A to the Amended and Restated Rights Agreement, dated as of March 26, 1999, filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 19, 1999, which is incorporated herein by reference.
          Special Meetings of Shareholders. Pursuant to ARS § 10-702, except with respect to certain business combinations, as required by Arizona law, a special meeting of shareholders may be called by a corporation’s Board of Directors or any other person authorized to do so in its articles of incorporation or bylaws. Our bylaws provide that, except as required by law, special meetings of shareholders may only be called by a majority of our Board of Directors, the Chairman of the Board, or the President.
          Election and Removal of Directors. Our Board of Directors is divided into three classes. The directors in each class serve for a three year term, with one class being elected each year by our shareholders. The classification of our Board of Directors generally makes it more difficult for shareholders to effect a change in control because at least two shareholder meetings are required to elect a majority of our Board. Arizona law provides for cumulative voting in the election of directors, which may make it more difficult for shareholders to elect a majority of the Board of Directors.
          Our bylaws provide that any director may be removed with or without cause, but only at a special meeting of shareholders called for that purpose, if the votes cast in favor of such removal exceed the votes cast against such removal. However, if less than the entire Board of Directors is to be removed, no one director may be removed if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part.
          Shareholder Proposals and Director Nominations. A shareholder can submit shareholder proposals and nominate candidates for election to our Board of Directors if he or she follows the advance notice provisions set forth in our bylaws.
          With respect to shareholder proposals to bring business before the annual meeting, shareholders must submit a written notice to the Secretary of Pinnacle West not fewer than 90 nor more than 120 days prior to the first anniversary of the date of our previous year’s annual meeting of shareholders. However, if we have changed the date of the annual meeting by more than 30 days from the date of the previous year’s annual meeting, the written notice must be submitted no earlier than 120 days before the annual meeting and not later than 90 days before the annual meeting or ten days after the day we make public the date of the annual meeting. The written notice must briefly describe the business the shareholder desires to bring before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest in the proposal of the shareholder and the beneficial owner, if any, on whose behalf the proposal is made.
          With respect to director nominations, shareholders must submit written notice to the Secretary of Pinnacle West at least 180 days prior to the date of the annual meeting. This requirement is also contained in our articles of incorporation. Our bylaws require that the written notice must contain all information relating to the director nominee that is required to be included in a proxy statement pursuant to Regulation 14A under the Securities Exchange Act of 1934, as well as the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serving as a director if elected.
          All written notices delivered pursuant to the advance notice provisions of our bylaws are required to state (i) the name and address as they appear on our books of the sponsoring shareholder and the beneficial owner, if any, on whose behalf the proposal or nomination is made, (ii) the class and number of shares that are owned beneficially and of record by the shareholder and such beneficial owner, (iii) a representation that the shareholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) whether the shareholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement to holders of at least the number of shares required to adopt the proposal or elect the nominee or otherwise solicit proxies in favor of the proposal or nomination.
          Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual meeting, including proposing the election of non-incumbent directors.
          A shareholder must also comply with all applicable laws in proposing business to be conducted and in nominating directors. The notice provisions of the bylaws do not affect rights of shareholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934.

          Additional Authorized Shares of Capital Stock. The authorized but unissued shares of common stock and preferred stock available for issuance under our articles of incorporation could be issued at such times, under such circumstances, and with such terms and conditions as to impede an acquisition transaction.
          Amendment to Articles of Incorporation and Bylaws. ARS § 10-1001 through 1003 generally provide that both the Board of Directors and the shareholders must approve amendments to an Arizona corporation’s articles of incorporation, except that the Board of Directors may adopt specified ministerial amendments without shareholder approval. Unless the articles of incorporation, Arizona law or the Board of Directors would require a greater vote or unless the articles or Arizona law would require a different quorum, the vote required by each voting group allowed or required to vote on the amendment would be:
•	a majority of the votes entitled to be cast by the voting group, if the amendment would create dissenters’ rights for that voting group; and

•	in any other case, if a quorum is present in person or by proxy consisting of a majority of the votes entitled to be cast on the matter by the voting group, the votes cast by the voting group in favor of the amendment must exceed the votes cast against the amendment by the voting group.
          Our articles of incorporation require the approval of at least two-thirds of the total voting power of all outstanding shares of our voting stock to amend the provisions in Article Third relating to serial preferred stock, Article Fifth relating to the election of our directors, including number, classification, term, and nomination procedure, and Article Tenth relating to this voting requirement.
          ARS § 10-1020 provides that the Board of Directors may amend the corporation’s bylaws unless either: (i) the articles or applicable law reserves this power exclusively to shareholders in whole or in part or (ii) the shareholders in amending or repealing a particular bylaw provide expressly that the Board may not amend or repeal that bylaw. An Arizona corporation’s shareholders may amend the corporation’s bylaws even though they may also be amended by the Board of Directors. Our bylaws may not be amended or repealed without the vote of a majority of the Board of Directors or the affirmative vote of a majority of votes cast on the matter at a meeting of shareholders.
DESCRIPTION OF APS DEBT SECURITIES
General
          The following description highlights the general terms of the debt securities that may be offered by APS. When we use the terms “we,” “us,” “our,” and like terms in this description, we are referring to APS. When we offer debt securities in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which any of these general provisions will not apply.
          We can issue an unlimited amount of debt securities under the indentures listed below. We can issue debt securities from time to time and in one or more series as determined by us. In addition, we can issue debt securities of any series with terms different from the terms of debt securities of any other series and the terms of particular debt securities within any series may differ from each other, all without the consent of the holders of previously issued series of debt securities. From time to time, without notice to, or the consent of, the existing holders of any series of debt securities then outstanding, we may create and issue additional debt securities equal in rank and having the same maturity, payment terms, redemption features, and other terms as the debt securities of such series, except for payment of interest accruing prior to the issue date of the additional debt securities and (under some circumstances) for the first payment of interest following the issue date of the additional debt securities. The additional debt securities may be consolidated and form a single series with previously issued debt securities of the affected series.
          The debt securities will be our direct, unsecured obligations. The debt securities may be issued in one or more new series under:

•	an Indenture, dated as of January 15, 1998, as amended from time to time, between JPMorgan Chase Bank, N.A. and us, in the case of senior debt securities; or

•	an Indenture, dated as of January 1, 1995, as amended from time to time, between The Bank of New York and us, in the case of subordinated debt securities.
          We have summarized the material provisions of the Indentures below. We have filed the Indentures as exhibits to the registration statement. You should read the Indentures in their entirety, including the definitions, together with this prospectus and the prospectus supplement before you make any investment decision. Although separate Indentures are used for subordinated debt securities and senior debt securities, references to the “Indenture” and the description of the “Indenture” in this section apply to both Indentures, unless otherwise noted.
          You should refer to the prospectus supplement attached to this prospectus for the following information about a new series of debt securities:
•	title of the debt securities;

•	the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date on which the debt securities mature;

•	the interest rate;

•	when the interest on the debt securities accrues and is payable;

•	the record dates for the payment of interest;

•	places where principal, premium, or interest will be payable;

•	periods within which, and prices at which, we can redeem debt securities at our option;

•	any obligation on our part to redeem or purchase debt securities pursuant to a sinking fund or at the option of the holder;

•	denominations and multiples at which debt securities will be issued if other than $1,000;

•	any index or formula from which the amount of principal or any premium or interest may be determined;

•	any allowance for alternative currencies and determination of value;

•	whether the debt securities are defeasible under the terms of the Indenture;

•	whether we are issuing the debt securities as global securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare the principal amount due and payable if there is any default;

•	any addition to or change in the covenants in the Indenture; and

•	any other terms.
     We may sell the debt securities at a substantial discount below their principal amount. The prospectus supplement may describe special federal income tax considerations that apply to debt securities sold at an original issue discount or to debt securities that are denominated in a currency other than United States dollars.

          We must obtain the approval of the Arizona Corporation Commission (“ACC”), before incurring long-term debt. An existing ACC order allows us to have approximately $2.7 billion in principal amount of long-term debt outstanding at any one time, not including $500 million of long-term debt we issued on May 12, 2003, pursuant to a separate ACC order. We do not expect these orders to limit our ability to meet our capital requirements.
          Unless the applicable prospectus supplement specifies otherwise, the debt securities will not be listed on any securities exchange.
          Other than the protections described in this prospectus and in the related prospectus supplement, holders of debt securities would not be protected by the covenants in the Indenture from a highly-leveraged transaction.
Subordination
          The Indenture relating to the subordinated debt securities states that, unless otherwise provided in a supplemental indenture or a board resolution, the debt securities will be subordinate to all senior debt. This is true whether the senior debt is outstanding as of the date of the Indenture or is incurred afterwards. The balance of the information under this heading assumes that a supplemental indenture or a board resolution results in a series of debt securities being subordinated obligations.
          The Indenture states that we cannot make payments of principal, premium, or interest on the subordinated debt if:
•	the principal, premium or interest on senior debt is not paid when due and the applicable grace period for the default has ended and the default has not been cured or waived; or

•	the maturity of any senior debt has been accelerated because of a default.
          The Indenture provides that we must pay all senior debt in full before the holders of the subordinated debt securities may receive or retain any payment if our assets are distributed to our creditors upon any of the following:
•	dissolution;

•	winding-up;

•	liquidation;

•	reorganization, whether voluntary or involuntary;

•	bankruptcy;

•	insolvency;

•	receivership; or

•	any other proceedings.
          The Indenture provides that when all amounts owing on the senior debt are paid in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments or distributions applicable to senior debt.

          The Indenture defines senior debt as the principal, premium, interest and any other payment due under any of the following, whether outstanding at the date of the Indenture or thereafter incurred, created or assumed:
•	all of our debt evidenced by notes, debentures, bonds, or other securities we sell for money;

•	all debt of others of the kinds described in the preceding bullet point that we assume or guarantee in any manner; and

•	all renewals, extensions, or refundings of debt of the kinds described in either of the two preceding bullet points.
          However, the preceding will not be considered senior debt if the document creating the debt or the assumption or guarantee of the debt states that it is not superior to, or that it is on equal footing with, our subordinated debt securities.
          The Indenture does not limit the aggregate amount of senior debt that we may issue.
Form, Exchange, and Transfer
          Each series of debt securities will be issuable only in fully registered form and without coupons. In addition, unless otherwise specified in a prospectus supplement, the debt securities will be issued in denominations of $1,000 and multiples of $1,000. We, the trustee, and any of our agents may treat the registered holder of a debt security as the absolute owner for the purpose of making payments, giving notices, and for all other purposes.
          The holders of debt securities may exchange them for any other debt securities of the same series, in authorized denominations, and equal principal amount. However, this type of exchange will be subject to the terms of the Indenture and any limitations that apply to global securities.
          A holder may transfer debt securities by presenting the endorsed security at the office of a security registrar or at the office of any transfer agent we designate. The holder will not be charged for any exchange or registration of transfer, but we may require payment to cover any tax or other governmental charge in connection with the transaction. We have appointed the trustee under each Indenture as security registrar. A prospectus supplement will name any transfer agent we designate for any debt securities if different from the security registrar. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts at any time, except that we will maintain a transfer agent in each place of payment for debt securities.
          If the debt securities of any series are to be redeemed in part, we will not be required to do any of the following:
•	issue, register the transfer of, or exchange any debt securities of that series and/or tenor beginning 15 days before the day of mailing of a notice of redemption of any debt security that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, except for an unredeemed portion of a debt security that is being redeemed in part.
Payment and Paying Agents
          Unless otherwise indicated in the applicable prospectus supplement, we will pay interest on a debt security on any interest payment date to the person in whose name the debt security is registered.
          Unless otherwise indicated in the applicable prospectus supplement, the principal, premium, and interest on the debt securities of a particular series will be payable at the office of the paying agents that we may designate. However, we may pay any interest by check mailed to the address, as it appears in the security register, of the person entitled to that interest. Also, unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the trustee in The City of New York will be our sole paying agent for payments with respect to debt securities of each series. Any other paying agent that we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will maintain a paying agent in each place of payment for the debt securities of a particular series.
          All money that we pay to a paying agent for the payment of the principal, premium, or interest on any debt security that remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the debt security may look only to us for payment.
Consolidation, Merger, and Sale of Assets
          Unless otherwise indicated in the applicable prospectus supplement, we may not:
•	consolidate with or merge into any other entity;

•	convey, transfer, or lease our properties and assets substantially as an entirety to any entity; or

•	permit any entity to consolidate with or merge into us or convey, transfer, or lease its properties and assets substantially as an entirety to us, unless the following conditions are met:
•	the successor entity is a corporation, partnership, unincorporated organization or trust organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met.
          Upon any such merger, consolidation, or transfer or lease of properties, the successor person will be substituted for us under the Indenture, and, thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the Indenture and the debt securities.
Events of Default
          Each of the following will be an event of default under the Indenture with respect to debt securities of any series:
•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to pay any interest on any debt securities of that series when due, and the continuance of that failure for 30 days;

•	our failure to deposit any sinking fund payment, when due, in respect of any debt securities of that series;

•	our failure to perform any of our other covenants in the Indenture relating to that series and the continuance of that failure for 90 days after written notice has been given by the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

•	bankruptcy, insolvency, or reorganization events involving us; and

•	any other event of default for that series described in the applicable prospectus supplement.
          If an event of default occurs and is continuing, other than an event of default relating to bankruptcy, insolvency, or reorganization, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may declare the principal amount of the debt securities of that series to be due and payable immediately. In the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the portion of the principal amount of the debt security specified in the terms of such debt security to be immediately due and payable upon an event of default.
          If an event of default involving bankruptcy, insolvency, or reorganization occurs, the principal amount of all the debt securities of the affected series will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture.
          The trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to provisions for the indemnification of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.
          No holder of a debt security of any series will have any right to institute any proceeding under the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless:
•	the holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and the holder or holders have offered reasonable indemnity, to the trustee to institute the proceeding as trustee; and

•	the trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with the request within 60 days after the notice, request, and offer of indemnity.
The limitations provided above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, or interest on the debt security on or after the applicable due date.
          We are required to furnish to the trustee annually a certificate of various officers stating whether or not we are in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all known defaults.
Modification and Waiver
          In limited cases we and the trustee may make modifications and amendments to the Indenture without the consent of the holders of any series of debt securities. We and the trustee may also make modifications and amendments to the Indenture with the consent of the holders of not less than 66-2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, without the consent of the holder of each outstanding debt security affected, no modification or amendment may:
•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, or any premium or interest on, any debt security;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of the security;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or is necessary for waiver of compliance with certain provisions of the Indenture or of certain defaults, or modify the provisions of the Indenture relating to modification and waiver.
          In general, compliance with certain restrictive provisions of the Indenture may be waived by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding debt securities of any series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except:
•	a default in the payment of principal, premium, or interest; and

•	a default under covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series.
          In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver, or other action under the Indenture as of any date:
•	the principal amount of an outstanding original issue discount security will be the amount of the principal that would be due and payable upon acceleration of the maturity on that date,

•	if the principal amount payable at the stated maturity of a debt security is not determinable, the principal amount of the outstanding debt security will be an amount determined in the manner prescribed for the debt security; and

•	the principal amount of an outstanding debt security denominated in one or more foreign currencies will be the U.S. dollar equivalent of the principal amount of the debt security or, in the case of a debt security described in the previous bullet point above, the amount described in that bullet point.
          If debt securities have been fully defeased or if we have deposited money with the trustee to redeem debt securities, they will not be considered outstanding.
          Except in limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or any other shorter period that we may specify. The period may be shortened or lengthened, but not beyond 180 days.
Defeasance and Covenant Defeasance
          We may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants in the Indenture, applied to the debt securities of any series, or to any specified part of a series. The prospectus supplement used in connection with the offering of any debt securities will state whether we can make these elections for that series.
Defeasance and Discharge
          We will be discharged from all of our obligations with respect to the debt securities of a series if we deposit with the trustee money in an amount sufficient to pay the principal, premium, and interest on the debt securities of that series when due in accordance with the terms of the Indenture and the debt securities. We can also deposit securities that will provide the necessary monies. However, we will not be discharged from the obligations to exchange or register the transfer of debt securities, to replace stolen, lost, or mutilated debt securities, to maintain paying agencies, and to hold moneys for payment in trust. The defeasance or discharge may occur only if we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities:
•	will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance, and discharge; and

•	will be subject to federal income tax on the same amount, in the same manner, and at the same times as would have been the case if the deposit, defeasance, and discharge were not to occur.
     Defeasance of Covenants
          We may elect to omit compliance with restrictive covenants in the Indenture and any additional covenants that may be described in the applicable prospectus supplement for a series of debt securities. This election will preclude some actions from being considered defaults under the Indenture for the applicable series. In order to exercise this option, we will be required to deposit, in trust for the benefit of the holders of debt securities, funds in an amount sufficient to pay the principal, premium and interest on the debt securities of the applicable series. We may also deposit securities that will provide the necessary monies. We will also be required to deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. If we exercise this option with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount of funds deposited in trust would be sufficient to pay amounts due on the debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on the debt securities on any acceleration resulting from an event of default. In that case, we would remain liable for the additional payments.
Governing Law
          The law of the State of New York will govern the Indenture and the debt securities.
Global Securities
          Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. We will register each global security in the name of a depositary or nominee identified in a prospectus supplement and deposit the global security with the depositary or nominee. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and other matters specified in a supplemental indenture to the Indenture.
          No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for the global security or any nominee of the depositary, unless:
•	the depositary has notified us that it is unwilling or unable to continue as depositary for the global security or has ceased to be qualified to act as depositary;

•	a default has occurred and is continuing with respect to the debt securities represented by the global security; or

•	any other circumstances exist that may be described in the applicable supplemental indenture and prospectus supplement.
          We will register all securities issued in exchange for a global security or any portion of a global security in the names specified by the depositary.
          As long as the depositary or its nominee is the registered holder of a global security, the depositary or nominee will be considered the sole owner and holder of the global security and the debt securities that it represents. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:
•	be entitled to have the global security or debt securities registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange for a global security; and

•	be considered to be the owners or holders of the global security or any debt securities for any purpose under the Indenture.
          We will make all payments of principal, premium, and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in definitive form. These laws make it difficult to transfer beneficial interests in a global security.
          Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, referred to as Participants, and to persons that may hold beneficial interests through Participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its Participants. Ownership of beneficial interests in a global security will only be shown on records maintained by the depositary or the Participant. Likewise, the transfer of ownership interests will be effected only through the same records. Payments, transfers, exchanges, and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither we, the trustee, nor any of our agents will have responsibility or liability for any aspect of the depositary’s or any Participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising, or reviewing any records relating to the beneficial interests.
Regarding the Trustee
          JPMorgan Chase Bank, N. A. is the trustee under the Indenture relating to the senior debt securities. We and our affiliates maintain normal commercial and banking relationships with JPMorgan Chase Bank, N.A. In addition, an affiliate of JPMorgan Chase Bank, N.A. is the owner participant under a trust to which we sold and leased back a portion of Palo Verde Unit 2. In the future JPMorgan Chase Bank, N.A. and its affiliates may provide banking, investment and other services to us and our affiliates.

          The Bank of New York is the trustee under the Indenture relating to the subordinated debt securities. It is also trustee of Pinnacle West’s pension plan and under various indentures covering securities issued by our affiliates or on our behalf. We and our affiliates maintain normal commercial and banking relationships with The Bank of New York, including The Bank of New York serving as transfer agent and registrar for Pinnacle West’s common stock. In the future The Bank of New York and its affiliates may provide banking, investment and other services to us and our affiliates.
EXPERTS
               The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Pinnacle West Capital Corporation Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
               The financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Arizona Public Service Company Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL OPINIONS
          Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004, will opine on the validity of the offered securities. We currently anticipate that Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, will pass on certain legal matters with respect to the offered securities for any underwriters. Snell & Wilmer L.L.P. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop Shaw Pittman LLP. Pillsbury Winthrop Shaw Pittman LLP may rely as to all matters of Arizona law upon the opinion of Snell & Wilmer L.L.P.

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Arizona Public Service Company
$250,000,000 6.25% Notes due 2016
$150,000,000 6.875% Notes due 2036

PROSPECTUS SUPPLEMENT
July 31, 2006

Citigroup
JPMorgan
Barclays Capital
Credit Suisse
KeyBanc Capital Markets
Lehman Brothers
Wells Fargo Securities
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